As filed with the Securities and Exchange Commission on May 23, 2018

Registration No. 333-208998

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chubb Limited

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	98-0091805
(State or other jurisdiction of Incorporation or Organization)	(IRS employer identification no.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices, including zip code)

Capital Accumulation Plan of the Chubb Corporation1

(Full Title of Plan)

Christopher J. Kearns

Deputy General Counsel

Chubb Limited

1133 Avenue of the Americas

New York, New York 10036

+1 212-827-4400

(Name, address, including zip code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

[1]	This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-208998) (the “Registration Statement”) is filed for the sole purpose of deregistering Chubb Limited common shares (“Common Shares”) and related plan interests that had been registered but not used in connection with the Capital Accumulation Plan of the Chubb Corporation (the “401(k) Plan”). This post-effective amendment does not deregister or otherwise have any effect on Common Shares registered with respect to any benefit plan under the Registration Statement other than the 401(k) Plan.

EXPLANATORY NOTE

Registration Statement on Form S-8 (File No. 333-208998) (the “Registration Statement”), initially filed January 14, 2016, registered 3,737,705 of the Registrant’s common shares, par value CHF 24.15 per share (“Common Shares”), and the plan interests associated therewith for issuance pursuant to the Capital Accumulation Plan of the Chubb Corporation (the “401(k) Plan”). This Post-Effective Amendment No. 1 to the Registration Statement is filed for the sole purpose of deregistering the offer and sale of the 1,003,296 Common Shares (the “Unused Shares”) and the plan interests associated therewith previously registered under the Registration Statement for issuance pursuant to the 401(k) Plan that were not used, such that no Common Shares or associated plan interests remain registered for offer and sale pursuant to the 401(k) Plan. The Registrant is deregistering the Unused Shares because the 401(k) Plan has been completely wound down and terminated. Accordingly, no Common Shares or plan interests remain issuable pursuant to the 401(k) Plan, no Common Shares are held by the 401(k) Plan and no interests in the 401(k) Plan remain outstanding.

The Registration Statement also registered Common Shares pursuant to certain other benefit plans of the Registrant in addition to the 401(k) Plan. This Post-Effective Amendment No. 1 only deregisters the Unused Shares and does not deregister or otherwise have any effect on Common Shares registered with respect to any benefit plan under the Registration Statement other than the 401(k) Plan. Accordingly, the Registration Statement remains in effect with respect to Common Shares issuable under the following plans:

•	The Chubb Corporation Long-Term Incentive Plan (2014)

•	The Chubb Corporation Long-Term Incentive Plan (2009)

•	The Chubb Corporation Long-Term Incentive Plan (2004)

•	The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004)

•	The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001)

•	The Chubb Corporation Long-Term Stock Incentive Plan (2000)

•	The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996)

•	The Chubb Corporation Deferred Compensation Plan for Directors

•	The Chubb Corporation Key Employee Deferred Compensation Plan (2005)

•	Defined Contribution Excess Benefit Plan of the Chubb Corporation

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on May 23, 2018.

Chubb Limited

By	/s/ Philip V. Bancroft
	Name:	Philip V. Bancroft
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the undersigned as the duly authorized representative of Chubb Limited in the United States.

/s/ Philip V. Bancroft
Name: Philip V. Bancroft

May 23, 2018